                                                                             Nicor Gas Company
                                                                             Form 10-Q
                                                                             Exhibit 12.01


                                       Nicor Gas Company
                 Computation of Consolidated Ratio of Earnings to Fixed Charges
                                          (thousands)

                                Twelve
                             Months ended
                                June 30, ---------------------------------------------------
                                  2000      1999       1998      1997      1996      1995
                               --------- ---------- --------- --------- --------  ----------

Earnings available to cover fixed charges:
   Net income                  $ 102,454  $ 96,142  $ 94,119  $ 106,922 $ 107,106  $ 85,448

   Add: Income taxes              59,821    55,896    55,299    64,714     63,579    49,881

        Fixed charges             38,576    38,914    44,870    46,886     46,747    39,400

      Allowance for funds used
        during construction         (189)     (118)     (269)      (11)        (5)     (911)
                               --------- --------- ---------  --------- --------- ---------

                               $ 200,662 $ 190,834 $ 194,019  $ 218,511 $ 217,427 $ 173,818
                               ========= ========= =========  ========= ========= =========


Fixed charges:

   Interest on debt             $ 38,388  $ 39,245  $ 42,624   $ 45,246  $ 43,762  $ 38,129

   Other interest charges and
    amortization of debt
    discount, premium, and
    expense, net                     188      (331)    2,246      1,640     2,985     1,271
                               ---------  --------- --------- ---------  --------  --------

                                $ 38,576  $ 38,914  $ 44,870   $ 46,886  $ 46,747  $ 39,400
                               =========  ========= ========= =========  ========  ========


Ratio of earnings to
  fixed charges                     5.20      4.90      4.32       4.66      4.65      4.41
                               =========  ========= ========= =========  ========  ========

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